Exhibit (h)(3)(xiv)

THIRTIETH AMENDMENT TO THE

EA SERIES TRUST

FUND ACCOUNTING SERVICING AGREEMENT

This Thirtieth Amendment effective as of the last date in the signature block (the “Effective Date”) to the Fund Accounting Servicing Agreement, dated as of October 8, 2014, as amended (the “Agreement”), is entered into by and between EA Series Trust (f/k/a Alpha Architect ETF Trust), a Delaware statutory trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement;

WHEREAS, the parties desire to amend the fee schedule, Exhibit B; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

●	Exhibit B is hereby superseded and replaced in its entirety with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

EA SERIES TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Patrick Cleary	By:	/s/ Jason Hadler

Name:	Patrick Cleary	Name:	Jason Hadler

Title:	Secretary	Title:	Sr. Vice President

Date:	04/25/2023	Date:	04/27/2023

Exhibit B to the

EA Series Trust

Fund Accounting Servicing Agreement

Base Fee for Accounting, Administration, Transfer Agent & Account Services

[Fees redacted]

Appendix A - Accounting, Administration, Transfer Agent & Account Services (in addition to the Base Fee)

Pricing Services

[Fees redacted]

Appendix B - Supplemental Services for Fund Accounting, Fund Administration & Portfolio Compliance (provided by U.S. Bank upon client need and/or request)

[Fees redacted]